As filed with the Securities and Exchange Commission on July 29, 2009

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PHARMACYCLICS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	94-3148201 (I.R.S. Employer Identification No.)

995 E. Arques Avenue Sunnyvale, California 94085-4521 (408) 774-0330
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Robert W. Duggan Chairman of the Board and Chief Executive Officer 995 E. Arques Avenue Sunnyvale, California 94085-4521 (408) 774-0330
(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:
Adam W. Finerman, Esq. Olshan Grundman Frome Rosenzweig & Wolosky LLP 65 East 55th Street New York, NY 10022-1106 (212) 451-2300

Approximate date of commencement of proposed sale to the public: As soon as practical after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒  333-159618

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.0001 per share	3,750,000 Shares(2)	$1.28	$4,800,000(3)	$267.84 (5)
Rights to purchase common stock	27,539,378 Rights(4)	N/A	N/A	$0.00(6)

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act.

(2)
Amount represents an increase in the offering size from 18,750,000 shares to 22,500,000 shares of which 18,750,000 shares were previously registered. In the event of a stock split, stock dividend or similar transaction involving the common stock of the registrant, in order to prevent dilution, the number of shares of common stock registered hereby shall be automatically adjusted to cover the additional shares of common stock in accordance with Rule 416 under the Securities Act.

(3)	Represents the aggregate gross proceeds from the exercise of the maximum number of rights that may be issued.

(4)
Evidencing previously registered rights to subscribe for 18,750,000 shares of common stock of the Registrant, which shares were previously registered and which are being increased by 3,750,000 shares for a total offering size of 22,500,000.  Upon this increase in the offering size the rights are to subscribe for 22,500,000 shares.

(5)	Calculated pursuant to Rule 457.

(6)
Pursuant to Rule 457(g) of the Securities Act of 1933, no separate registration fee is required for the rights because the rights were registered in the same registration statement as the common stock of the Registrant underlying the rights.

The Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Registration Statement on Form S-3 is filed by Pharmacyclics, Inc., a Delaware corporation (the “Company”), pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Act”).  The information in the registration Statement on Form S-3, and its amendments thereto, previously filed by the Company with the Securities and Exchange Commission (File No. 333-159618) pursuant to the Act is incorporated by reference into this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on July 29, 2009.

PHARMACYCLICS, INC.

/s/ Robert W. Duggan
By:	Robert W. Duggan
Title:	Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Robert W. Duggan	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
Robert W. Duggan		July 29,2009

/s/ Rainer (Ramses) Erdtmann	VP Finance and Administration and Secretary (Principal Financial Officer and Principal Accounting Officer)
Rainer (Ramses) Erdtmann		July 29,2009

Director
Cynthia C. Bamdad, Ph.D.

*	Director
Minesh P. Mehta, M.D.		July 29,2009

*	Director, President and Chief Operating Officer
Glenn C. Rice, Ph.D.		July 29,2009

*	Director
David D. Smith, Ph.D.		July 29,2009

*	Director
Jason Adelman		July 29,2009

* By:	/s/ Rainer (Ramses) Erdtmann
Rainer (Ramses) Erdtmann
Attorney in Fact

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm
23.2	Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP (contained in Exhibit 5.1)
24.1	Powers of Attorney (included on the signature page to Registration Statement 333-159618)